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                                                                     EXHIBIT 9.1
                                     PROXY

I, the undersigned being a shareholder of XaCCT Technologies (1997) Ltd. ("the Company") hereby appoint Ampal-American Israel Corporation and/or, any representative thereof ("Ampal") as my agent and proxy to (i) vote on my behalf all my shares in the Company; and (ii) to receive on my behalf all notices relating to the Company including without derogating from the generality of the above any notices of any shareholders meeting (general, ordinary or extraordinary), first refusal rights, first offer rights, pre-emptive rights or any other rights under the Articles of Association or any agreement. For as long as this Proxy is effective, a notice received by Ampal shall be deemed received by the undersigned.

Notwithstanding the foregoing Ampal sha11 be obligated to inform the undersigned of any event which is materia1 and significant to the Company.

I hereby instruct the Company to act according to this Proxy as detailed above and hereby declare that any right I may have as a holder of the Company's shares may be exercised only by Ampal.

This Proxy shall be irrevocable until and terminable in the event that Mr. Raz Steinmetz shall cease to control, directly or indirectly, Ampal-American Israel Corporation.

                                                         Date: December 28, 1998

/s/ MARINERA LTD.
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    Marinera Ltd.